EXHIBIT 99.1

News Release dated February 24, 2015

New Western Energy Signs Securities Purchase Agreement With Fodere Titanium Limited (U.K.) to Receive Exclusive License to a Patent Developed by a Prominent English Engineering University for the Extraction of Minerals From Mining Tailings in the United States

IRVINE, Calif., Feb. 24, 2015 (GLOBE NEWSWIRE) -- New Western Energy Corporation (NWTR) (NWE), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, today announced that it has signed a Securities Purchase Agreement (the "Agreement") with Fodere Titanium Limited , a U.K based company ("FODERE") that holds the exclusive worldwide rights to extraction technologies designed in conjunction with a prominent English university that allow for the zero waste recovery of high-grade titanium dioxide (TiO2), high-purity vanadium (V), high carbon steel and other high-value elements from either tailings stockpiles or direct mineral deposits.

The Agreement sets forth the principal terms of the transaction regarding the sale of shares of common stock of NWE, plus a 49% interest in NWE's wholly-owned subsidiary, New Western Mineral Extraction, Inc. ("NWME"), a Nevada corporation, in exchange for (a) the grant by FODERE of an exclusive license to a patent for the extraction of minerals from tailings in the United States and (b) a 10% interest in the revenues from the exploitation of the patent worldwide by FODERE, other than the United States.

The FODERE process which was developed by the School of Chemical and Process Engineering at a world renowned English engineering university allows extraction with significant yield of low-grade titanium from tailings and ores. Currently, this is not feasible by the two other existing extraction methods available in the market. In addition, the process has significantly lower raw material and energy costs. FODERE has exclusive rights to this proprietary process for the development of commercial operations worldwide subject to certain financial and experimental obligations over the next couple of years.

"We are extremely excited in joining forces with FODERE as extraction of minerals from mine tailings in the mining industry is a multi-billion dollar industry with enormous growth potential. Our core business is and always will be focused on oil & gas production, but we strongly believe that key to success lies in developing other businesses to balance our core offerings, diversify our revenue, generate positive cash flow and manage our risk," said Javan Khazali, President and CEO of New Western Energy Corporation.

Nick Cella, director of FODERE stated that FODERE is very pleased to announce that it will be working closely together with NWE. NWE's experienced team will be a great addition to the already diverse team at FODERE. This new venture will allow for the growth of FODERE within the public sector.

NWME intends to begin construction of its pilot plant in the USA in 2015. With 10 years research and development already completed by FODERE, all parties are ready to move forward with this unique technology. Both Mr. Khazali and Mr. Cella are confident and excited about the growth potential for both companies and the positive impact that this new technology will have upon the world's mineral extraction industry.

About Fodere Titanium Limited

Fodere Titanium Limited (FODERE), a U.K based company that holds the exclusive worldwide rights to extraction technologies designed in conjunction with a prominent English university that allows for the zero waste recovery of high-grade titanium dioxide (TiO2), high-purity vanadium (V), ferromanganese, high carbon steel, and other high-value elements from either tailings stockpiles or direct mineral deposits. To learn more about the Company, visit: www.foderegroup.com.

About New Western Energy Corporation

New Western Energy Corporation is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:

Javan Khazali

(949) 435-0977

info@newwesternenergy.com